EXHIBIT 5.1

                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                            TELECOPIER (617) 951-7050

                                                     August 27, 1997

MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02173


Ladies and Gentlemen:

     This opinion is rendered to you in connection with the Registration Statement on Form S-3 of MacroChem Corporation (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering the offering and possible future sale by certain holders of (i) 1,000,000 currently issued and outstanding shares (the "Issued Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), (ii) 41,000 shares of Common Stock (the "Unissued Shares") to be issued by the Company to certain selling stockholders referenced in the Registration Statement pursuant to agreements with such selling stockholders (the "Selling Stockholders' Agreements") and (iii) 145,800 shares (the "Warrant Shares") of Common Stock issuable upon the exercise of warrants (the "Warrants").

     We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents, records, certificates and other instruments as we have deemed necessary. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

     We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.
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MacroChem Corporation                                            August 27, 1997

     Based on and subject to the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued and are fully paid and nonassessable, (ii) the Unissued Shares have been duly authorized and, upon issuance by the Corporation in accordance with the Selling Stockholders' Agreements, will be valildy issued, fully paid and nonassessable and (iii) the Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance upon exercise of the Warrants, and when issued upon such exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Common Stock to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein.



                                                              Very truly yours,



                                                              /S/ ROPES & GRAY
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